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                                                                    Exhibit 16.1


September 24, 2001




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated September 28, 2001 of First Union Real Estate Equity and Mortgage Investments to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,




/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:     Mr. Neil H. Koenig, First Union Real Estate Equity and Mortgage
Investments